Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FRONTIER GROUP HOLDINGS, INC.

Frontier Group Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Frontier Group Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 11, 2013 under the original name, Falcon Acquisition Group, Inc.

3. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of its stockholders in accordance with Section 228 of the Delaware General Corporation Law.

4. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Frontier Group Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares; Forward Stock Split. Effective upon the filing of this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock (as defined below) issued and outstanding shall be reclassified as [_________] shares of Common Stock (the “Forward Stock Split”).

Each stock certificate representing shares of any class or series of Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock into which such shares shall have been reclassified pursuant to the Forward Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Forward Stock Split.

No fractional shares shall be issued for shares of Common Stock pursuant to the Forward Stock Split. If the Forward Stock Split would result in the issuance of any fractional share of any class or series of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors). All share, per share and dollar references in this Restated Certificate have been adjusted for the Forward Stock Split only as explicitly provided herein.

The total number of shares of stock which the Corporation is authorized to issue is [                        ] shares, of which [                                    ] shares shall be shares of Common Stock, par value $0.001 per share (the “Voting Common Stock”), [                                    ] shares shall be shares of Non-Voting Common Stock, par value $0.001 per share (the “Non-Voting Common Stock”, and together with the Voting Common Stock, the “Common Stock”), and 1,000,000 shares shall be shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”) as hereinafter provided. Authority is hereby expressly granted to the Board of Directors to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred

Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

Section 3. Common Stock. The holders of shares of Common Stock shall have such rights as are set forth in the DGCL and, to the extent consistent therewith, such rights as are set forth below:

(a) Mandatory Conversion. Each share of Non-Voting Common Stock shall be mandatorily convertible, at the sole option of the Corporation at any time and from time to time, into one fully paid and non-assessable share of Voting Common Stock. The Corporation shall exercise such right by delivering written notice (the “Mandatory Conversion Notice”) of such conversion to each holder of Non-Voting Common Stock to be so converted stating (i) the Corporation’s intention to convert the shares of Non-Voting Common Stock held by such holder and (ii) the date or event upon which such conversion shall be effective (the “Mandatory Conversion Date”), which such Mandatory Conversion Date shall be no less than one calendar day after the date upon which the Corporation delivers the Mandatory Conversion Notice and no more than 180 days thereafter; provided that such conversion may be designated as the occurrence of a given event (for example, completion of a public offering or sale transaction) provided that such event does not occur less than one day or more than 180 calendar days after the related Mandatory Conversion Notice. Following the Corporation’s delivery of the Mandatory Conversion Notice, each share of Non-Voting Common Stock held by such holder shall be converted automatically and without further action on the part of such holder into an equal number of shares of Voting Common Stock on the Mandatory Conversion Date. Immediately upon conversion of shares of Non-Voting Common Stock hereunder, the rights of the holders of shares of Non-Voting Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Voting Common Stock. The issuance of certificates, if any, for shares of Voting Common Stock upon conversion of shares of Non-Voting Common Stock hereunder shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Non-Voting Common Stock converted, then the individual, entity or other person requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable. Except as otherwise provided hereinabove in this Section 3(a), the Non-Voting Common Stock shall not be convertible into any other securities of the Company or under any other circumstances.

(b) Voting. Except as otherwise provided by applicable law, the holders of Voting Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, and the holders of Non-Voting Common Stock shall have no right to vote on any matters to be voted on by the stockholders of the Corporation.

(c) Dividends. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock outstanding at any time, the holders of Voting Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that (i) if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Voting Common Stock shall be payable in Voting Common Stock and the dividends payable to the holders of Non-Voting Common Stock shall be payable in Non-Voting Common Stock and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Non-Voting Common Stock dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities.

(d) Liquidation, Dissolution, etc. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock outstanding at any time, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Voting Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(e) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(f) Equal Status. Except as expressly provided in this Article IV, shares of Voting Common Stock and Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Voting Common Stock and the holders of the Non-Voting Common Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Voting Common Stock and Non-Voting Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of the Voting Common Stock or the holders of the Non-Voting Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights. Any consideration to be paid to or received by holders of Voting Common Stock or holders of Non-Voting Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

RESTRICTIONS ON OWNERSHIP

Section 1. Limitations of Ownership by Non-Citizens. At no time shall either (a) the percentage of voting interest of the Corporation or (b) the percentage of the Corporation’s capital stock (including Voting Common Stock and Non-Voting Common Stock), owned or controlled by persons who are not “citizens of the United States” (as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its successor, or as the same may be from time to time amended, supplemented or succeeded, “Applicable Laws”) (“Non-Citizens”) exceed the limitations provided under Applicable Laws (which, as of the date hereof and for informational purposes only, is 25.0% and 49.0%, respectively). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a U.S. air carrier. The Bylaws of the Corporation shall contain provisions to implement this Article V, including, without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article V.

Section 2. Legend. Each certificate or other representative document for capital stock of the Corporation with voting rights (including each such certificate or representative document for such capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the following form:

THE SECURITIES OF FRONTIER GROUP HOLDINGS, INC. REPRESENTED BY THIS CERTIFICATE OR DOCUMENT ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED IN SECTION 40102(a)(15) OF SUBTITLE VII OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFOR, AND AS INTERPRETED BY THE DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS OF FRONTIER GROUP HOLDINGS, INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF FRONTIER GROUP HOLDINGS, INC.

ARTICLE VI

BOARD OF DIRECTORS

Section 1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by the Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Non-Citizens. Notwithstanding anything to the contrary in this Certificate of Incorporation or the Corporation’s Bylaws, the number of Non-Citizens who can serve as members of the Board of Directors shall at no time exceed the limitations provided under Applicable Laws (which, as of the date hereof and for informational purposes only, is one-third (1/3) of the total number of members then serving on the Board of Directors).

Section 3. Bylaws. The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.

Section 4. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

STOCKHOLDERS

Section 1. Meeting Location. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

Section 1. Director Liability. To the maximum extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 2. Indemnification. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, and such right to indemnification shall continue as to a person who has ceased to be director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Section 3. Right to Indemnify. To the fullest extent authorized or permitted by the DGCL, the Corporation shall have the express authority to enter into such agreements as the Board of Directors deems appropriate for the indemnification of directors and officers of the Corporation. Such agreements may contain provisions relating to, among other things, the advancement of expenses, a person’s right to bring suit against the Corporation to enforce his or her right to indemnification, the establishment of a trust to assure the availability of funds to satisfy the Corporation’s indemnification obligations to such person and other matters as the Board of Directors deems appropriate or advisable.

Section 4. Non-Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6. Amendment or Repeal. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

* * * *

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation on this [___] day of March, 2021.

FRONTIER GROUP HOLDINGS, INC.

By:
Name: Barry L. Biffle
Title: President and Chief Executive Officer